UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2017

Potbelly Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 001-36104

Delaware	36-4466837
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 N. Canal Street, Suite 850

Chicago, Illinois 60606

(Address of principal executive offices, including zip code)

(312) 951-0600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chairman of the Board

On August 9, 2017, the Board of Directors of Potbelly Corporation (the “Company”) appointed Peter Bassi, who at that time served as Lead Director of the Company, to succeed Aylwin Lewis as Chairman of the Board of Directors. As previously reported on Form 8-K, filed with the Securities and Exchange Commission on May 31, 2017, Mr. Lewis resigned from his position on the Board of Directors and as Chairman of the Board of Directors effective August 8, 2017.

Mr. Bassi has served as a member of the Board of Directors since January 2009, was its Lead Director prior to being appointed Chairman of the Board, and serves as the chair of the Nominating and Corporate Governance Committee. Mr. Bassi retired in 2005 as Chairman of Yum! Restaurants International (“YRI”), the international division of Yum! Brands, Inc., where he served as President beginning in July 1997 and was in charge of YRI’s Asian business prior to that. Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 and served in various assignments at Pepsi Cola International, Pizza Hut (U.S. and International), Frito Lay and Taco Bell. From 2002 to 2009, Mr. Bassi served on the board of The Pep Boys – Manny, Moe & Jack; from 2008 to 2010, he served on the board of El Pollo Loco, Inc.; and from 2013 to 2015, he served on the board of AmRest Holdings SE. Mr. Bassi currently serves on the board of BJ’s Restaurants, Inc.; Mekong Capital, a Vietnam private equity firm; and Yum China Holdings, Inc.

Mr. Bassi will be entitled to receive compensation for his service as non-executive Chairman of the Board in an amount consistent with the Company’s director compensation plan as described below.

Potbelly Corporation Director Compensation Plan

Also on August 9, 2017, the Board of Directors approved a revised compensation plan for non-employee directors of the Company (the “Director Compensation Plan”). The Director Compensation Plan is effective immediately. Under the revised Director Compensation Plan, non-employee Directors are entitled to receive $135,000 in annual compensation. Additional retainers will be paid to the non-executive Chairman of the Board and certain Committee Chairs as described below. Each non-employee Director may elect between the following forms of payment for his or her annual compensation: (1) restricted stock units (“RSUs”) having a grant date fair market value of $135,000; or (2) (a) $60,000 in cash, plus (b) RSUs having a grant date fair market value of $75,000.

The non-executive Chairman of the Board receives an additional $80,000 annual retainer. The Audit Committee Chair receives an additional $15,000 retainer; the Compensation Committee Chair receives an additional $10,000 retainer; and the Nominating and Corporate Governance Committee Chair receives an additional $7,500 retainer. The non-executive Chairman of the Board, Audit Committee Chair, Compensation Committee Chair, and Nominating and Corporate Governance Committee Chair may each elect between the following forms of payment for such additional retainer: (1) RSUs having a grant date fair market value equal to such additional retainer amount; or (2) Cash in an amount equal to one-half such additional retainer amount, plus RSUs having a grant date fair market value of half of such additional retainer amount.

RSUs shall vest as follows: fifty percent (50%) on the first anniversary of the grant date, and fifty percent (50%) on the second anniversary of the grant date.

The foregoing does not purport to be a complete description of the Director Compensation Plan and is qualified by reference to the full text of such plan attached as an exhibit to this Form 8-K, which exhibit is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Potbelly Corporation Director Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2017	Potbelly Corporation

	By:	/s/ Matthew Revord
	Name:	Matthew Revord
	Title:	Senior Vice President and Chief Legal Officer